UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): May 6, 2008 (April 30, 2008)

American Defense Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-53092	83-0357690
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 DUFFY AVENUE
HICKSVILLE, NY  11801

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code:  (516) 390-5300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           Thomas Berthel resigned from the Board of Directors of American Defense Systems, Inc. (“Company”) effective April 30, 2008.  Mr. Berthel’s resignation is not the result of any disagreement between Mr. Berthel and the Company.

                On May 1, 2008, the Company entered into an Advisory Board Agreement with Mr. Berthel, pursuant to which Mr. Berthel will provide consulting services to the Company.  The term of the Agreement will be three year unless earlier terminated.  In consideration for Mr. Berthel’s services under the Agreement, the Company will pay Mr. Berthel $60,000 per year, 25,000 shares of common stock for each year of service completed and $1,500 for each Board of Director meeting attended.  Pursuant to the Agreement, Mr. Berthel has the right, subject to certain exceptions, to attend meetings of the Company’s Board of Directors.

                The Company intends to modify the non-qualified stock option for 250,000 shares of the Company’s common stock granted to Mr. Berthel on December 14, 2007 pursuant to the Company’s 2007 Incentive Compensation Plan, to remove the Continuous Service (as that term is defined in the Plan) requirement with respect to vesting and termination of the option, consistent with the terms of the Plan.

Item 9.01                     Financial Statements and Exhibits.

(c)                                                          Exhibits

99.1                                                   Advisory Board Agreement, dated May 1, 2008, between the Company and Thomas Berthel

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 6, 2008

AMERICAN DEFENSE SYSTEMS, INC.

By:	/s/ Gary Sidorsky
Chief Financial Officer